UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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C&J ENERGY SERVICES, INC.
(Name of Registrant as Specified in its Charter)

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EXPLANATORY NOTE
On April 9, 2019, C&J Energy Services, Inc. (the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement for the 2019 Annual Meeting of Stockholders to be held on May 31, 2019 (the “Proxy Statement”). This Amendment No. 1 is being filed to amend the Proxy Statement in order to:

1.
Correct an inadvertent computational error in the “CEO Realized Compensation” chart and related footnotes on page 50, which overstated our Chief Executive Officer’s total realized compensation for 2018; and

2.
Correct a typographical error with respect to Mr. Galvan’s 2018 short term incentive (“STI”) payment amount in the table on page 57, which overstated his actual STI payment amount. Mr. Galvan’s actual STI payment amount was correctly reflected in the Summary Compensation Table on page 63.

Except as described below, this Amendment No. 1 does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

CHANGES TO PROXY STATEMENT
The “CEO Realized Compensation” chart on page 50 of the Proxy Statement is amended as follows to correct the overstatement of our Chief Executive Officer’s total realized compensation for 2018:

The chart below shows that the total compensation actually realized by our CEO for 2018 was 42% of the required reported total compensation for the year in the “Executive Compensation Tables”.

(1)
The incentive opportunity available to Mr. Gawick under the 2018 STI award had a target value of 120% of his annual base salary. Based on the Company’s actual performance under the performance metrics established by the Board, Mr. Gawick’s 2018 STI award was paid out at only 30% of target value, or $316,212.

(2)
The reported 2018 LTI award includes performance shares with a grant date fair value of $2,150,000 provided, however, that these shares will be earned and delivered, if at all, based on the Company’s achievement with respect to relative TSR measured against a pre-established performance peer group over a three-year performance period and, depending on the level of performance achieved, the award may settle for between zero and two shares for each share reported. The reported 2018 LTI award also includes restricted stock awards subject to a time-based vesting schedule. See “Executive Compensation Tables—Grants of Plan-Based Awards for the 2018 Fiscal Year” for more information. The realized 2018 LTI award consists of the value of restricted stock awards that vested during 2018, see “Executive Compensation Tables—Option Exercises and Shares Vested in the 2018 Fiscal Year” for more information.

(3)	See “Executive Compensation Tables—Summary Compensation Table” for more information.

The STI payout by named executive officer table on page 57 of the Proxy Statement is amended as follows to correct the overstatement of Mr. Galvan’s actual payment amount:
   The 2018 STI target values set by the Compensation Committee for each NEO, as well as the actual payout amounts to each, were as follows:

Named Executive Officers (1)	Target Value as Percentage of 2018 Salary	Actual Payout as Percentage of Target	Actual Payment Amount ($)
Donald Gawick	120%	30%	$316,212
Michael Hobbs	90%	30%	$135,519
Jan Kees van Gaalen(2)	75%	9%	$32,885
Danielle Hunter	75%	30%	$90,584
Sterling Renshaw	65%	158%	$334,589
Michael Galvan	50%	38%	$88,297

(1)	Mr. Cashiola departed the Company in March 2018 and so was not eligible for the 2018 STIP. Accordingly, he is not reflected.

(2)	Mr. van Gaalen joined C&J in September 2018 and his 2018 STI is based on his prorated salary.